UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 9, 2016

Venaxis, Inc.
(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-155337
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, Colorado	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
As previously reported, Venaxis, Inc. (the “Company”) received a letter from the NASDAQ Stock Market LLC (“NASDAQ”) on March 13, 2015 advising the Company that the bid price of the Company’s common stock had failed to meet the  minimum bid price requirement of $1.00 per share for the requisite period, as required under NASDAQ Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”), for continued inclusion on the NASDAQ Capital Market.  The Company was provided with two periods of one hundred and eighty calendar days each to regain compliance with the minimum bid requirement.  The last period expired on March 8, 2016.
On March 9, 2016, the Company received a letter from NASDAQ notifying the Company that the Company failed to comply with the NASDAQ Listing Rule 5810(b) and that the Company’s Common Stock was scheduled for delisting from the NASDAQ Capital Market at the opening of business on March 18, 2016, as a result of noncompliance with such Listing Rule and the Minimum Bid Price Rule during the prior 180-day period, unless the Company requests an appeal of such determination on or before March 16, 2016.  The Company expects to appeal such determination to the NASDAQ Hearings Panel on or before such date, and intends to present a plan that it believes could enable it to regain compliance with the Minimum Bid Price Rule, including the completion of a reverse stock split, if necessary. The hearing request will automatically stay delisting of the Company’s Common Stock pending the Panel’s decision. There can be no assurance that the Company’s appeal will be successful. If the Company’s Common Stock is delisted, it may be eligible to continue to be quoted on an OTC Bulletin Board or in the “Pink Sheets.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Venaxis, Inc. (Registrant)
March 11, 2016	By:	/s/ Jeffrey G. McGonegal
		Name:	Jeffrey G. McGonegal
		Title:	Chief Financial Officer